Sub-Item 77D - Policies with Respect
 to Security Investments			Y

 Change to Investment Policy of Aetna
 High Yield VP - now permitted to invest up to 35% (from 25%) of its total assets in foreign securities.

Aetna International VP changed its investment policy to delete the reference to typically investing in approximately 80-110 different securities at any one time. Aetna International VP also changed its investment policy to delete the reference to looking to allocate no more than 3% of the Funds' total assets to a single security.

Sub-Item 77I - Terms of New or Amended Securities				Y

Pursuant to the Articles Supplementary for Aetna
 Variable Portfolios, Inc. ("Corporation"), effective
 February 11, 2000, the Board of Directors of the Corporation designated and classified one hundred million (100,000,000) shares of stock of the Corporation into a new series, Aetna Technology VP. The new portfolio has the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of shares as referred to in the Articles Supplementary.

Sub-Item 77Q1 - Exhibits   Y

(a) Articles Supplementary (February 9, 2000):
Incorporated herein by reference to Post-Effective
 Amendment No. 12 to Registration Statement on
 Form N-1A, (File No. 333-05173), as filed electronically with the Securities and Exchange Commission on April 25, 2000.

(b) Text of Proposal:
Aetna High Yield VP may invest up to 35% of its total assets in foreign securities.

(e) Investment Advisory Agreement for Aetna Technology VP:
Incorporated herein by reference to Post-Effective Amendment
 No. 12 to Registration Statement on Form N-1A,
 (File No. 333-05173), as filed electronically with the Securities and Exchange Commission on April 25, 2000.